UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2020

ACCEL ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38136	98-1350261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Tower Drive
Burr Ridge ,	Illinois	60527
(Address of principal executive offices)	(Zip Code)

(630) 972-2235
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A-1 common stock, par value $0.0001 per share	ACEL	New York Stock Exchange
Warrants, each whole Warrant exercisable for one share of Class A-1 common stock at an exercise price of $11.50 per share	ACEL-WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 15, 2020, Accel Entertainment, Inc. (the “Company”) entered into an Amended and Restated Executive Employment Agreement with its Chief Executive Officer, Andrew Rubenstein (the “Rubenstein Agreement”). The Rubenstein Agreement amends and restates the prior employment agreement between the Company and Mr. Rubenstein dated as of January 28, 2013, and amended effective as of December 13, 2016 and January 31, 2019.
Pursuant to the Rubenstein Agreement, Mr. Rubenstein’s base salary will be $750,000 and he will be eligible to receive an annual bonus with a target level of 100% of his base salary. In addition, in the event Mr. Rubenstein experiences a termination of his employment without “cause” or he resigns for “good reason” (each as defined in the Rubenstein Agreement), he will become entitled to (i) an amount equal to the sum of (A) the annual base salary paid to him during two-year period immediately preceding such termination plus (B) the two most recent annual bonus payments made to him immediately preceding such termination and (ii) two years of continued COBRA coverage. In addition to the foregoing, if Mr. Rubenstein’s termination of employment without cause or resignation for good reason occurs in connection with a change in control of the Company (within the meaning of the Rubenstein Agreement), then he will receive a pro-rated portion of his annual target bonus for the year of such termination and accelerated vesting of any unvested equity awards that were outstanding as of the date of such change in control. In each case, Mr. Rubenstein’s receipt of the foregoing severance payments and benefits is subject to his delivery of an effective release of claims against the Company and its affiliates. The Rubenstein Agreement includes a three-year post-termination non-competition covenant and a three-year post-termination employee and customer non-solicitation covenant.
On July 16, 2020, the Company entered into an Amended and Restated Executive Employment Agreement with its General Counsel, Chief Compliance Officer and Secretary, Derek Harmer (the “Harmer Agreement”). The Harmer Agreement amends and restates the prior employment agreement between the Company and Mr. Harmer dated as of July 9, 2012, and amended effective as of November 8, 2017 and July 9, 2018.
Pursuant to the Harmer Agreement, Mr. Harmer’s base salary will be $400,000 and he will be eligible to receive an annual bonus with a target level of 55% of his base salary. In addition, in the event Mr. Harmer experiences a termination of his employment without “cause” or he resigns for “good reason” (each as defined in the Harmer Agreement), he will become entitled to (i) an amount equal to the sum of (A) the annual base salary paid to him during the twelve-month period immediately preceding such termination plus (B) the most recent annual bonus payment made to him immediately preceding such termination and (ii) twelve months of continued COBRA coverage. Mr. Harmer’s receipt of the foregoing severance payments and benefits is subject to his delivery of an effective release of claims against the Company and its affiliates. The Harmer Agreement includes a one-year post-termination non-competition covenant and a one-year post-termination employee and customer non-solicitation covenant.
On July 16, 2020, the Company entered into an Amended and Restated Executive Employment Agreement with its Chief Financial Officer, Brian Carroll (the “Carroll Agreement”). The Carroll Agreement amends and restates the prior employment agreement between the Company and Mr. Carroll dated as of March 18, 2014, and amended effective as of November 9, 2017 and July 9, 2018.
Pursuant to the Carroll Agreement, Mr. Carroll’s base salary will be $350,000 and he will be eligible to receive an annual bonus with a target level of 50% of his base salary. In addition, in the event Mr. Carroll experiences a termination of his employment without “cause” or he resigns for “good reason” (each as defined in the Carroll Agreement), he will become entitled to (i) an amount equal to the sum of (A) the annual base salary paid to him during twelve-month period immediately preceding such termination plus (B) the most recent annual bonus payment made to him immediately preceding such termination and (ii) twelve months of continued COBRA coverage. Mr. Carroll’s receipt of the foregoing severance payments and benefits is subject to his delivery of an effective release of claims against the Company and its affiliates. The Carroll Agreement includes a one-year post-termination non-competition covenant and a one-year post-termination employee and customer non-solicitation covenant.
The foregoing description of Rubenstein Agreement, the Harmer Agreement and the Carroll Agreement are qualified in their entirety by reference to the full text of the such agreements, copies of which are filed as Exhibits 10.10(A), 10.11(A) and 10.12(A), respectively, attached hereto, and the terms of which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.10(A)	Amended and Restated Executive Employment Agreement, dated July 15, 2020, by and between Accel Entertainment, Inc., and Andrew Rubenstein.
10.11(A)	Amended and Restated Executive Employment Agreement, dated July 16, 2020, by and between Accel Entertainment, Inc., and Derek Harmer.
10.12(A)	Amended and Restated Executive Employment Agreement, dated July 16, 2020, by and between Accel Entertainment, Inc., and Brian Carroll.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEL ENTERTAINMENT, INC.

Date: July 20, 2020	By:	/s/ Derek Harmer
Derek Harmer
General Counsel and Chief Compliance Officer

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